Exhibit 99.1

First Quarter 2020 Earnings Results Media Relations: Jake Siewert 212-902-5400 Investor Relations: Heather Kennedy Miner 212-902-0300
The Goldman Sachs Group, Inc. 200 West Street | New York, NY 10282

First Quarter 2020 Earnings Results

Goldman Sachs Reports First Quarter Earnings Per Common Share of $3.11

“As the world grapples with this terrible pandemic, we are extremely grateful for the professionalism of the healthcare specialists and other front-line workers who are bearing the greatest burden in the fight against the virus. We are in awe of their courage and are doing our part to help communities and small businesses suffering from the economic impact of the crisis.

I am enormously proud of the determination and dedication of the people of Goldman Sachs, who continue to serve our clients despite high market volatility. Our quarterly profitability was inevitably affected by the economic dislocation. As public policy measures to stem the pandemic take root, I am firmly convinced that our firm will emerge well-positioned to help our clients and communities recover.”

- David M. Solomon, Chairman and Chief Executive Officer

Financial Summary

Net Revenues	Net Earnings	EPS
$8.74 billion	$1.21 billion	$3.11

Annualized ROE[1]	Annualized ROTE[1]	Book Value Per Share
5.7%	6.0%	$228.21

NEW YORK, April 15, 2020 – The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $8.74 billion and net earnings of $1.21 billion for the first quarter ended March 31, 2020.

Diluted earnings per common share (EPS) was $3.11 for the first quarter of 2020 compared with $5.71 for the first quarter of 2019, and $4.69 for the fourth quarter of 2019.

Annualized return on average common shareholders’ equity (ROE)1 was 5.7% and annualized return on average tangible common shareholders’ equity (ROTE)1 was 6.0% for the first quarter of 2020.

Goldman Sachs Reports

First Quarter 2020 Earnings Results

Highlights

◾

During the quarter, the firm successfully executed on its Business Continuity Planning strategy amid the global COVID-19 pandemic, providing clients with advice, execution and liquidity. The firm generated $8.74 billion in quarterly net revenues during the first quarter of 2020, reflecting strength in franchise activity.

◾

The firm acted quickly by committing $500 million in capital to support small business lending in addition to $50 million in grants for COVID-19 relief efforts. The firm also donated more than 700,000 N95 masks and more than 2.5 million surgical masks to hospitals across the U.S. and Europe.

◾

As it relates to the firm’s businesses, Investment Banking generated quarterly net revenues of $2.18 billion, its second highest quarterly performance. The firm remained ranked #1 in worldwide announced and completed mergers and acquisitions for the year-to-date.[2]

◾

Fixed Income, Currency and Commodities (FICC) generated quarterly net revenues of $2.97 billion, its highest quarterly performance in five years, reflecting strong client activity in both intermediation and financing.

◾	Equities generated quarterly net revenues of $2.19 billion, its second highest quarterly performance in five years, reflecting strength in derivatives and higher volumes in intermediation.

◾	Consumer & Wealth Management generated record quarterly net revenues of $1.49 billion, reflecting strength in both Consumer banking and Wealth management.

◾	The firm continued to scale the digital consumer deposit platforms, as consumer deposits increased by a record $12 billion in the first quarter of 2020 to $72 billion[3].

◾	The firm maintained a highly liquid balance sheet, as global core liquid assets[4] averaged $243 billion[3] for the first quarter of 2020.

Quarterly Net Revenue Mix by Segment

Goldman Sachs Reports

First Quarter 2020 Earnings Results

Net Revenues

Net revenues were $8.74 billion for the first quarter of 2020, essentially unchanged compared with the first quarter of 2019 and 12% lower than the fourth quarter of 2019. Net revenues, compared with the first quarter of 2019, reflected significantly lower net revenues in Asset Management, largely offset by significantly higher net revenues in Global Markets, Investment Banking and Consumer & Wealth Management.

Net Revenues
$8.74 billion

The operating environment, notably in March, was impacted by the spread of the COVID-19 virus which caused a sharp contraction in global economic activity and increased market volatility. The events in March negatively impacted multiple industries, including energy, industrials, retail and leisure, and affected both equity and credit markets. In response, the U.S. Federal Reserve and other central banks, along with governments globally, intervened with monetary and fiscal measures aimed at mitigating market concerns and providing liquidity to the market.

Investment Banking

Net revenues in Investment Banking were $2.18 billion for the first quarter of 2020, 25% higher than the first quarter of 2019 and 6% higher than the fourth quarter of 2019. The increase compared with the first quarter of 2019 reflected significantly higher net revenues in Corporate lending and Underwriting, partially offset by lower net revenues in Financial advisory.

The increase in Corporate lending net revenues was due to significantly higher net revenues related to relationship lending activities, reflecting the impact of changes in credit spreads on hedges. The increase in Underwriting net revenues was due to significantly higher net revenues in Equity underwriting, primarily from initial public offerings and convertible offerings, and in Debt underwriting, driven by asset-backed and leveraged finance activity. The decrease in Financial advisory net revenues reflected a decrease in industry-wide completed mergers and acquisitions transactions.

The firm’s investment banking transaction backlog[4] decreased compared with the end of 2019, but increased compared with the end of the first quarter of 2019.

Investment Banking
$2.18 billion
Financial Advisory	$781 million
Underwriting	$961 million
Corporate Lending	$442 million

Global Markets

Net revenues in Global Markets were $5.16 billion for the first quarter of 2020, 28% higher than the first quarter of 2019 and 48% higher than the fourth quarter of 2019.

Net revenues in FICC were $2.97 billion, 33% higher than the first quarter of 2019, due to significantly higher net revenues in FICC intermediation, reflecting significantly higher net revenues in currencies and credit products, higher net revenues in commodities and slightly higher net revenues in interest rate products, partially offset by significantly lower net revenues in mortgages. In addition, net revenues in FICC financing were higher, driven by repurchase agreements.

Net revenues in Equities were $2.19 billion, 22% higher than the first quarter of 2019, due to significantly higher net revenues in Equities intermediation, driven by derivatives, and slightly higher net revenues in Equities financing, reflecting higher average customer balances.

Global Markets
$5.16 billion
FICC Intermediation	$2.54 billion
FICC Financing	$432 million
FICC	$2.97 billion

Equities Intermediation	$1.53 billion
Equities Financing	$666 million
Equities	$2.19 billion

Goldman Sachs Reports

First Quarter 2020 Earnings Results

Asset Management

Net revenues in Asset Management were $(96) million for the first quarter of 2020, compared with $1.79 billion for the first quarter of 2019 and $3.00 billion for the fourth quarter of 2019. The decrease compared with the first quarter of 2019 reflected significant net losses in Lending and debt investments and net losses in Equity investments. These decreases were partially offset by significantly higher Incentive fees and higher Management and other fees from the firm’s institutional and third- party distribution asset management clients.

Macroeconomic concerns resulting from the challenging operating environment led to decreased global equity prices, wider credit spreads and uncertainty in the economic outlook. As a result, Lending and debt investments reflected significant net losses across debt securities and Equity investments reflected significant mark-to-market net losses from investments in public equities and significantly lower net gains from investments in private equities, which included gains from pending and completed sales. The increase in Incentive fees was driven by harvesting and the increase in Management and other fees reflected the impact of higher average assets under supervision, partially offset by a lower average effective fee due to shifts in the mix of client assets and strategies.

Asset Management
$(96) million
Management and Other Fees	$ 640 million
Incentive Fees	$154 million
Equity Investments	$(22) million
Lending and Debt Investments	$(868) million

Consumer & Wealth Management

Net revenues in Consumer & Wealth Management were $1.49 billion for the first quarter of 2020, 21% higher than the first quarter of 2019 and 6% higher than the fourth quarter of 2019.

Net revenues in Wealth management were $1.21 billion, 18% higher than the first quarter of 2019, due to significantly higher Management and other fees (including the impact of United Capital5), primarily reflecting higher average assets under supervision and higher transaction volumes, and higher Incentive fees. Net revenues in Private banking and lending were lower.

Net revenues in Consumer banking were $282 million, 39% higher than the first quarter of 2019, driven by higher net interest income, primarily reflecting an increase in deposit balances and credit card loans.

Consumer & Wealth Management
$1.49 billion
Wealth Management	$ 1.21 billion
Consumer Banking	$282 million

Provision for Credit Losses

Provision for credit losses was $937 million for the first quarter of 2020, compared with $224 million for the first quarter of 2019 and $336 million for the fourth quarter of 2019. The increase compared with the first quarter of 2019 was primarily due to significantly higher provisions related to corporate loans as a result of continued pressure in the energy sector and the impact of COVID-19 on the broader economic environment. In addition, the first quarter of 2020 included provisions related to growth in corporate loans and credit card loans, and the impact of accounting for credit losses under the CECL standard[6].

The firm’s allowance for credit losses was $3.20 billion as of March 31, 2020.

Provision for Credit Losses
$937 million

Goldman Sachs Reports

First Quarter 2020 Earnings Results

Operating Expenses

Operating expenses were $6.46 billion for the first quarter of 2020, 10% higher than the  first quarter of 2019 and 12% lower than the fourth quarter of 2019. The firm’s efficiency ratio[4] for the first quarter of 2020 was 73.9%, compared with 66.6% for the first quarter of 2019.

Operating Expenses
$6.46 billion

The increase in operating expenses compared with the first quarter of 2019 was primarily due to significantly higher expenses related to brokerage, clearing, exchange and distribution fees, reflecting an increase in activity levels, higher net provisions for litigation and regulatory proceedings, and higher expenses related to consolidated investments, including impairments (increase was primarily in depreciation and amortization, occupancy and other expenses). In addition, technology expenses and professional fees were higher. The first quarter of 2020 also included higher expenses related to the firm’s credit card activities (increases were primarily in professional fees and other expenses) and the impact of the consolidation of United Capital[5]. Compensation and benefits expenses were essentially unchanged, while market development expenses were lower.

Net provisions for litigation and regulatory proceedings for the first quarter of 2020 were $184 million compared with $37 million for the first quarter of 2019.

Headcount was essentially unchanged compared with the end of 2019.

Efficiency Ratio
73.9%

Provision for Taxes

The effective income tax rate for the first quarter of 2020 was 10.0%, down from the full year rate of 20.0% for 2019, primarily due to tax benefits on the settlement of employee share-based awards and the impact of lower pre-tax earnings on permanent tax benefits in the first quarter of 2020.

Effective Tax Rate
10.0%

Other Matters

◾ On April 14, 2020, the Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $1.25 per common share to be paid on June 29, 2020 to common shareholders of record on June 1, 2020.

◾ During the quarter, the firm returned $2.38 billion of capital to common shareholders, including $1.93 billion of share repurchases (8.2 million shares at an average cost of $236.35) and $449 million of common stock dividends.[4]

◾ Global core liquid assets[4] averaged $243 billion[3] for the first quarter of 2020, compared with an average of $237 billion for the fourth quarter of 2019.

Declared Quarterly Dividend Per Common Share
$1.25

Common Share Repurchases
8.2 million shares for $1.93 billion

Average GCLA
$243 billion

Goldman Sachs Reports

First Quarter 2020 Earnings Results

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It  is possible that the firm’s actual results, financial condition and liquidity may differ, possibly materially, from the anticipated results, financial condition and liquidity indicated in these forward-looking statements. For information about some of the risks and important factors that could affect the firm’s future results, financial condition and liquidity, see Item 8.01 of the firm’s Report on Form 8-K dated April 15, 2020 and “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2019.

Information regarding the firm’s assets under supervision, capital ratios, risk-weighted assets, supplementary leverage ratio, balance sheet data, global core liquid assets and VaR consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that transactions may be modified or not completed at all and associated net revenues may not be realized or may be materially less than those currently expected. Important factors that could have such a result include, for underwriting transactions, a decline or weakness in general economic conditions, an outbreak of hostilities, volatility in the securities markets or an adverse development with respect to the issuer of the securities and, for financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For information about other important factors that could adversely affect the firm’s investment banking transactions, see Item 8.01 of the firm’s Report on Form 8-K dated April 15, 2020 and “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2019.

Statements about the effects of the COVID-19 pandemic on the firm’s business, results, financial position and liquidity may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected.

Conference Call

A conference call to discuss the firm’s financial results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (in the U.S.) or 1-706-679-5627 (outside the U.S.). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s website, www.goldmansachs.com/investor-relations. There is no charge to access the call. For those unable to listen to the  live broadcast, a  replay will  be available on  the  firm’s website  or by dialing  1-855-859-2056 (in the U.S.)  or  1-404-537-

3406 (outside the U.S.) passcode number 64774224 beginning approximately three hours after the event. Please direct any questions  regarding obtaining  access to  the conference  call to  Goldman Sachs Investor Relations, via e-mail, at gs-investor-

relations@gs.com.

Goldman Sachs Reports

First Quarter 2020 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Segment Net Revenues (unaudited)

$ in millions

	THREE MONTHS ENDED			% CHANGE FROM

	MARCH 31, 2020	DECEMBER 31, 2019	MARCH 31, 2019	DECEMBER 31, 2019	MARCH 31, 2019
INVESTMENT BANKING
Financial advisory	$ 781	$ 855	$ 874	(9) %	(11) %

Equity underwriting	378	378	262	–	44
Debt underwriting	583	599	482	(3)	21
Underwriting	961	977	744	(2)	29

Corporate lending	442	232	128	91	N.M.
Net revenues	2,184	2,064	1,746	6	25

GLOBAL MARKETS
FICC intermediation	2,537	1,382	1,872	84	36
FICC financing	432	387	366	12	18
FICC	2,969	1,769	2,238	68	33

Equities intermediation	1,528	979	1,161	56	32
Equities financing	666	732	641	(9)	4
Equities	2,194	1,711	1,802	28	22
Net revenues	5,163	3,480	4,040	48	28

ASSET MANAGEMENT
Management and other fees	640	666	607	(4)	5
Incentive fees	154	45	30	N.M.	N.M.
Equity investments	(22)	1,865	805	N.M.	N.M.
Lending and debt investments	(868)	427	351	N.M.	N.M.
Net revenues	(96)	3,003	1,793	N.M.	N.M.

CONSUMER & WEALTH MANAGEMENT
Management and other fees	959	967	794	(1)	21
Incentive fees	69	19	28	N.M.	146
Private banking and lending	182	194	203	(6)	(10)
Wealth management	1,210	1,180	1,025	3	18

Consumer banking	282	228	203	24	39
Net revenues	1,492	1,408	1,228	6	21

Total net revenues	$ 8,743	$ 9,955	$ 8,807	(12)	(1)
Geographic Net Revenues (unaudited)[4] $ in millions

	THREE MONTHS ENDED

	MARCH 31, 2020	DECEMBER 31, 2019	MARCH 31, 2019
Americas	$ 5,171	$ 6,310	$ 5,245
EMEA	2,108	2,268	2,459
Asia	1,464	1,377	1,103
Total net revenues	$ 8,743	$ 9,955	$ 8,807

Americas	59%	63%	60%
EMEA	24%	23%	28%
Asia	17%	14%	12%
Total	100%	100%	100%

Goldman Sachs Reports

First Quarter 2020 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Consolidated Statements of Earnings (unaudited)

In millions, except per share amounts and headcount

	THREE MONTHS ENDED			% CHANGE FROM

	MARCH 31, 2020	DECEMBER 31, 2019	MARCH 31, 2019	DECEMBER 31, 2019	MARCH 31, 2019
REVENUES
Investment banking	$ 1,742	$ 1,832	$ 1,618	(5) %	8%
Investment management	1,768	1,671	1,436	6	23
Commissions and fees	1,020	687	745	48	37
Market making	3,682	2,479	2,723	49	35
Other principal transactions	(782)	2,221	1,067	N.M.	N.M.
Total non-interest revenues	7,430	8,890	7,589	(16)	(2)

Interest income	4,750	4,922	5,597	(3)	(15)
Interest expense	3,437	3,857	4,379	(11)	(22)
Net interest income	1,313	1,065	1,218	23	8

Total net revenues	8,743	9,955	8,807	(12)	(1)

Provision for credit losses	937	336	224	179	N.M.

OPERATING EXPENSES
Compensation and benefits	3,235	3,046	3,259	6	(1)
Brokerage, clearing, exchange and distribution fees	975	814	762	20	28
Market development	153	200	184	(24)	(17)
Communications and technology	321	308	286	4	12
Depreciation and amortization	437	464	368	(6)	19
Occupancy	238	318	225	(25)	6
Professional fees	347	366	298	(5)	16
Other expenses	752	1,782	482	(58)	56
Total operating expenses	6,458	7,298	5,864	(12)	10

Pre-tax earnings	1,348	2,321	2,719	(42)	(50)
Provision for taxes	135	404	468	(67)	(71)
Net earnings	1,213	1,917	2,251	(37)	(46)
Preferred stock dividends	90	193	69	(53)	30
Net earnings applicable to common shareholders	$ 1,123	$ 1,724	$ 2,182	(35)	(49)

EARNINGS PER COMMON SHARE
Basic[4]	$ 3.12	$ 4.74	$ 5.73	(34) %	(46) %
Diluted	$ 3.11	$ 4.69	$ 5.71	(34)	(46)

AVERAGE COMMON SHARES
Basic	358.0	362.4	379.8	(1)	(6)
Diluted	361.1	367.3	382.4	(2)	(6)

SELECTED DATA AT PERIOD-END
Common shareholders’ equity	$ 81,176	$ 79,062	$ 79,070	3	3
Basic shares[4]	355.7	361.8	378.2	(2)	(6)
Book value per common share	$ 228.21	$ 218.52	$ 209.07	4	9

Headcount	38,500	38,300	35,900	1	7

Goldman Sachs Reports

First Quarter 2020 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)3

$ in billions

	AS OF

	MARCH 31, 2020	DECEMBER 31, 2019
ASSETS
Cash and cash equivalents	$ 106	$ 133
Collateralized agreements	254	222
Customer and other receivables	121	75
Trading assets	375	355
Investments	69	64
Loans	128	109
Other assets	37	35
Total assets	$ 1,090	$ 993

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$ 220	$ 190
Collateralized financings	147	152
Customer and other payables	213	175
Trading liabilities	137	109
Unsecured short-term borrowings	37	48
Unsecured long-term borrowings	226	207
Other liabilities	18	22
Total liabilities	998	903
Shareholders’ equity	92	90
Total liabilities and shareholders’ equity	$ 1,090	$ 993
Capital Ratios and Supplementary Leverage Ratio (unaudited)[3,4] $ in billions

	AS OF

	MARCH 31, 2020	DECEMBER 31, 2019
Common equity tier 1 capital	$ 74.6	$ 74.9

STANDARDIZED CAPITAL RULES
Risk-weighted assets	$ 595	$ 564
Common equity tier 1 capital ratio	12.5%	13.3%

ADVANCED CAPITAL RULES
Risk-weighted assets	$ 606	$ 545
Common equity tier 1 capital ratio	12.3%	13.7%

SUPPLEMENTARY LEVERAGE RATIO
Supplementary leverage ratio	5.9%	6.2%
Average Daily VaR (unaudited)[3,4] $ in millions

	THREE MONTHS ENDED

	MARCH 31, 2020	DECEMBER 31, 2019
RISK CATEGORIES
Interest rates	$ 60	$ 49
Equity prices	41	24
Currency rates	18	11
Commodity prices	11	12
Diversification effect	(49)	(38)
Total	$ 81	$ 58

Goldman Sachs Reports

First Quarter 2020 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Assets Under Supervision (unaudited)3,4

$ in billions

	AS OF

	MARCH 31, 2020	DECEMBER 31, 2019	MARCH 31, 2019
SEGMENT
Asset Management	$ 1,309	$ 1,298	$ 1,117
Consumer & Wealth Management	509	561	482
Total AUS	$ 1,818	$ 1,859	$ 1,599

ASSET CLASS
Alternative investments	$ 178	$ 185	$ 172
Equity	335	423	335
Fixed income	771	789	717
Total long-term AUS	1,284	1,397	1,224
Liquidity products	534	462	375
Total AUS	$ 1,818	$ 1,859	$ 1,599

	THREE MONTHS ENDED

	MARCH 31, 2020	DECEMBER 31, 2019	MARCH 31, 2019
ASSET MANAGEMENT
Beginning balance	$ 1,298	$ 1,232	$ 1,087
Net inflows / (outflows):
Alternative investments	(1)	(1)	–
Equity	2	1	3
Fixed income	7	(4)	18
Total long-term AUS net inflows / (outflows)	8	(4)	21
Liquidity products	66	50	(25)
Total AUS net inflows / (outflows)	74	46	(4)
Net market appreciation / (depreciation)	(63)	20	34
Ending balance	$ 1,309	$ 1,298	$ 1,117

CONSUMER & WEALTH MANAGEMENT
Beginning balance	$ 561	$ 530	$ 455
Net inflows / (outflows):
Alternative investments	–	2	1
Equity	1	–	(4)
Fixed income	(8)	4	2
Total long-term AUS net inflows / (outflows)	(7)	6	(1)
Liquidity products	6	8	3
Total AUS net inflows / (outflows)	(1)	14	2
Net market appreciation / (depreciation)	(51)	17	25
Ending balance	$ 509	$ 561	$ 482

FIRMWIDE
Beginning balance	$ 1,859	$ 1,762	$ 1,542
Net inflows / (outflows):
Alternative investments	(1)	1	1
Equity	3	1	(1)
Fixed income	(1)	–	20
Total long-term AUS net inflows / (outflows)	1	2	20
Liquidity products	72	58	(22)
Total AUS net inflows / (outflows)	73	60	(2)
Net market appreciation / (depreciation)	(114)	37	59
Ending balance	$ 1,818	$ 1,859	$ 1,599

Goldman Sachs Reports

First Quarter 2020 Earnings Results

Footnotes

1.

Annualized ROE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. Annualized ROTE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly tangible common shareholders’  equity  (tangible common shareholders’ equity is calculated as total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets). Management believes that ROTE is meaningful because it measures the performance of businesses consistently, whether they were acquired or developed internally, and that tangible common shareholders’ equity is meaningful because it is a measure that the firm and investors use to assess capital adequacy. ROTE and tangible common shareholders’ equity are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies.

The table below presents average equity and a reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity:

AVERAGE FOR THE

Unaudited, $ in millions	THREE MONTHS ENDED MARCH 31, 2020
Total shareholders’ equity	$ 90,466
Preferred stock	(11,203)
Common shareholders’ equity	79,263
Goodwill and identifiable intangible assets	(4,821)
Tangible common shareholders’ equity	$ 74,442

2.	Dealogic – January 1, 2020 through March 31, 2020.

3.	Represents a preliminary estimate for the first quarter of 2020 and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2020.

4.

For information about the following items, see the referenced sections in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2019: (i) investment banking transaction backlog – see “Results of Operations – Investment Banking” (ii) assets under supervision – see “Results of Operations – Assets Under Supervision” (iii) efficiency ratio – see “Results of Operations – Operating Expenses” (iv) share repurchase program – see “Equity Capital Management and Regulatory Capital – Equity Capital Management” (v) global core liquid assets – see “Risk Management – Liquidity Risk Management” (vi) basic shares – see “Balance Sheet and Funding Sources – Balance Sheet Analysis and Metrics” and (vii) VaR – see “Risk Management – Market Risk Management.”

For information about the following items, see the referenced sections in Part II, Item 8 “Financial Statements and Supplementary Data” in the firm’s Annual  Report on Form 10-K for the year ended December 31, 2019: (i) risk-based capital ratios and supplementary leverage ratio – see Note 20 “Regulation and Capital Adequacy” (ii) geographic net revenues – see Note 25 “Business Segments” and (iii) unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents in calculating basic EPS – see Note 21 “Earnings Per Common Share.”

5.	United Capital Financial Partners, Inc. (United Capital) was acquired by the firm in the third quarter of 2019.

6.

In the first quarter of 2020, the firm adopted ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326) – Measurement of Credit Losses on Financial Instruments,” which amends several aspects of the measurement of credit losses on certain financial instruments, including replacing the existing  incurred credit loss model and other models with the Current Expected Credit Losses (CECL) model. For further information about ASU No. 2016-13, see Note 3 “Significant Accounting Policies” in Part II, Item 8 “Financial Statements and Supplementary Data” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2019.